Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 23, 2010, in Amendment No.4 to the Registration Statement (Form F-1 No. 333-168301) and related Prospectus of China Kanghui Holdings for the registration of its ordinary shares. We also consent to the use of our report dated April 26, 2010 with respect to the statements of operations and cash flows of Beijing Libeier Biology Engineering Research Institute Co., Ltd. also included in this Registration Statement.

/s/ Ernst & Young Hua Ming

Shanghai, the People’s Republic of China

August 6, 2010